UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/22/2013

Allied Motion Technologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-04041

Colorado	84-0518115
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

23 Inverness Way East, Suite 150, Englewood, CO, 80112
(Address of principal executive offices, including zip code)

303-799-8520
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Director Changes

On February 16, 2013, the Board of Directors accepted the resignation, due to retirement, of George J. Pilmanis, a director of Allied Motion Technologies Inc. (the "Company"), effective immediately. Mr. Pilmanis has not expressed any disagreement with the Company under Item 5.02(a) of Form 8-K. The Board of Directors appointed William P. Montague to fill the vacancy created by such resignation.

Mr. Montague served as Chief Executive Officer of Mark IV Industries, Inc., a leading global diversified manufacturer of highly engineered systems and components for transportation infrastructure, vehicles and equipment, from November 2004 until his retirement on July 31, 2008 and as Director from March 1996. He joined Mark IV Industries in April 1972 as Treasurer/Controller, serving as Vice President of Finance from May 1974 to February 1986, then Executive Vice President and Chief Financial Officer from February 1986 to March 1996 and then as President from March 1996 to November 2004. Mr. Montague is also a director of Gibraltar Industries, Inc., a publicly traded manufacturer and distributor of products for the building and industrial markets, Endo Health Solutions Inc., a publicly traded specialty healthcare solutions company focused on branded and generic pharmaceuticals, devices and services, and International Imaging Materials, Inc., a privately held company that manufactures and sells a variety of thermal transfer ribbons and certain inks.

There are no arrangements or understandings between Mr. Montague and any other persons pursuant to which he was appointed a director of the Company. There are no transactions in which Mr. Montague has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Montague will receive compensation for his service on the Board of Directors in accordance with the Company's standard compensatory arrangement for non-employee directors. Mr. Montague's Board Committee assignments have not been determined at this time.

In addition, on February 16, 2013 each of Delwin D. Hock and Joseph W. Bagan, each a director of the Company, informed the Company that he will not be standing for re-election to the Company's Board of Directors at the Company's 2013 Annual Meeting of Shareholders. Neither Mr. Hock nor Mr. Bagan has expressed any disagreement with the Company under Item 5.02(a) of Form 8-K. The size of the Board will be reduced from nine to seven Directors effective as of the 2013 Annual Meeting.

Executive Compensation Program

On February 16, 2013, the Compensation Committee of the Board of Directors established the Company's 2013 annual incentive bonus and short-term and long-term equity incentive performance goals for the executive officers of the Company.

Annual incentive bonuses will be paid based on achieving performance criteria that recognize the overall financial performance of the Company and the improvements made in financial results. The amount of incentive that an executive officer may receive is based upon the following two components: an individual target bonus (which is a percentage of the individual's salary), and the Company's performance based on Economic Value Added (EVA). EVA is defined as net operating profit after taxes less a cost of capital charge. For 2013, the EVA bonus targets for the Company's executive officers are as follows: Mr. Warzala (65%), Mr. Maida (40%) and Mr. Wyman (30%). If the threshold EVA is achieved or exceeded, an EVA bonus is earned. The actual amount of EVA bonus earned is equal to the percent that the actual EVA achieved is to the target EVA multiplied by the EVA bonus target.

The 2013 short-term equity incentive awards were issued in restricted stock that will vest, in whole or in part, upon the satisfaction of Company performance goals based on achieving a percent that EBITDA is to sales as compared to a Target EBITDA percent. Mr. Warzala was awarded 38,909 restricted shares and Mr. Maida was awarded 4,000 restricted shares, in each case subject to forfeiture if the performance goals are not satisfied. The Company also issued the following time based restricted stock awards to the Company's executive officers that will vest 1/3 on each of March 31, 2014, 2015 and 2016: Mr. Warzala 19,454 shares; Mr. Maida 2,000 shares and Mr. Wyman 5,000 shares. All awards of stock were made under and in accordance with the Company's 2007 Equity Incentive Plan, as amended.

The Company also established a long-term incentive program under which the Company's Chief Executive Officer and Chief Financial Officer will be awarded equity compensation based upon the achievement of an increase in sales over the five year period ending December 31, 2017. Shares will be awarded annually beginning in 2014 based on the actual increase in sales achieved over the prior year. The stock awards will be based on a specified dollar amount divided by the stock price on the day of the first Board of Directors meeting held in the applicable performance year. Awards will be made for both organic growth in sales, in which case the shares will not be restricted, as well as any increase in sales due to acquisitions, in which case the shares will be restricted and will vest evenly over the following five years, subject to forfeiture if the Chief Executive Officer is terminated with cause or voluntarily resigns prior to the applicable vesting date. All awards of stock will be under and in accordance with the Company's 2007 Equity Incentive Plan, as amended, or any successor shareholder-approved equity incentive plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allied Motion Technologies Inc.

Date: February 22, 2013	By:	/s/ Richard D. Smith
Richard D. Smith
Executive Chairman